                                                                    EXHIBIT 4.01

                                                               EXECUTION VERSION

                             STOCKHOLDER AGREEMENT

                        dated as of September 28, 2000



                                     among

                          EXODUS COMMUNICATIONS, INC.


                             GLOBAL CROSSING LTD.


                                      and

                  GLOBAL CROSSING GLOBALCENTER HOLDINGS INC.

                                                               EXECUTION VERSION

                             STOCKHOLDER AGREEMENT

          STOCKHOLDER AGREEMENT, dated as of September 28, 2000, among Exodus Communications, Inc., a Delaware corporation (together with its successors, the "Company"), Global Crossing Ltd., a Bermuda company (together with its
 -------
successors, "Global Crossing"), and Global Crossing GlobalCenter Holdings Inc.,
             ---------------
a Delaware corporation (together with its successors and permitted assigns, "Investor").
 --------

                             W I T N E S S E T H :
                             - - - - - - - - - -


          WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the
                                  ----------------
Investor, the owner of GlobalCenter Holding Co., a Delaware corporation, has agreed to a business combination transaction wherein GlobalCenter Inc., a Delaware corporation, will become a wholly owned indirect subsidiary of the Company; and

          WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide for certain matters with respect to the governance of the Company and desire to enter into this Agreement in order to effectuate that purpose.

          NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

          Section 1.1  Definitions. As used in this Agreement, the following
                       -----------
terms shall have the meanings set forth below:

          "Affiliate" shall mean, with respect to any Person, any other Person
           ---------
     that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, however, no Restricted Party shall be deemed an
                 --------  -------
     Affiliate of the Company and the Company shall not be deemed an Affiliate of any Restricted Party.

          "Agreement" shall mean this Agreement as in effect from the Effective
           ---------
     Time and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

          "Beneficially Own" shall have the meaning set forth in Rule 13d-3
           ----------------
under the Exchange Act.

          "Change of Control of the Company" shall mean any of the following:
           --------------------------------
     (i) a merger, consolidation or other business combination or transaction to which the Company is a party if the shares of Voting Stock of the Company outstanding immediately prior to the effective date of such merger, consolidation or other business combination or transaction do not represent (or the shares of Voting Stock into which they are converted or exchanged pursuant to such merger, consolidation or other business combination or transaction do not represent) 50% or more of the Total Current Voting Power of the surviving corporation (or its parent corporation) following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any Person (other than the Restricted Parties and their Affiliates or any 13D Group of which any of them is a member) of Beneficial Ownership of Voting Stock of the Company representing 30% or more of the Total Current Voting Power of the Company following such acquisition, (iii) a sale of all or substantially all the consolidated assets of the Company to any Person or Persons (other than Restricted Parties and their Affiliates or any 13D Group of which any of them is a member); or (iv) a liquidation or dissolution of the Company.

          "Claim Notice" shall have the meaning set forth in Section 3.3(b).
           ------------

          "Common Stock" shall mean the common stock, par value $0.001 per
           ------------
     share, of the Company and any securities of the Company into which such Common Stock may be reclassified, exchanged or converted.

          "Company" shall have the meaning set forth in the preamble hereto.
           -------

          "Designee" shall have the meaning set forth in Section 2.1(a).
           --------

          "Disinterested Stockholder" shall mean any stockholder of the Company
           -------------------------
     who is not (i) an Affiliate of the Company, (ii) a Restricted Party or an Affiliate of a Restricted Party or (iii) a member of a 13D Group of which a Restricted Party or an Affiliate of a Restricted Party is also a member.

          "Effective Time" shall have the meaning ascribed to it in the Merger
           --------------
     Agreement.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as
           ------------
     amended, and the rules and regulations promulgated thereunder.

          "Exodus Rights Plan" shall mean the Stockholder Rights Plan of Exodus,
           ------------------
     as amended to date.

          "Global Crossing" shall have the meaning set forth in the preamble
           ---------------
     hereto.

          "Indemnified Party" shall have the meaning set forth in Section
           -----------------
     3.3(b).

          "Investor Downward Revised Percentage" shall have the meaning set
           ------------------------------------
     forth in Section 4.3.

          "Investor Standstill Limit" means Beneficial Ownership of Voting Stock
           -------------------------
     of the Company representing the percentage of Outstanding Company Common Stock to be owned by the Restricted Parties on the Closing Date plus 1%; provided that upon an Investor Standstill Reinstatement Event, if the
     --------
     Investor Standstill Revised Limit is greater than the Investor Standstill Limit in effect at such time, then the Investor Standstill Revised Limit shall thereafter be deemed to be the Investor Standstill Limit; provided,
                                                                     --------
     further, that the Investor Standstill Limit shall be subject to adjustment
     -------
     in accordance with Section 4.3.

          "Investor Standstill Period" shall mean the period beginning at the
           --------------------------
     Effective Time and ending on the occurrence of an Investor Standstill Termination Event, provided that the Investor Standstill Period shall
                        --------
     recommence immediately upon the occurrence of an Investor Standstill Reinstatement Event.

          "Investor Standstill Reinstatement Event" shall mean the occurrence of
           ---------------------------------------
     any of the following (a) the Investor Standstill Period has terminated pursuant to clause (iii) of the definition of "Investor Standstill Termination Event" and such Third Party Tender Offer for the Company is withdrawn or terminated (without having been consummated) at any time during which an Investor Tender Offer is not then pending, (b) the Investor Standstill Period has terminated pursuant to clause (iv) of the definition of "Investor Standstill Termination Event" due to a Change of Control of the Company identified in clause (ii) of the definition thereof and, within six months after the occurrence of such Change of Control of the Company, the Person whose Beneficial Ownership of Voting Stock of the Company triggered such Change of Control of the Company no longer Beneficially Owns 30% or more of the Total Current Voting Power of the Company or (c) the Investor Standstill Period has terminated pursuant to clause (ii) of the definition of "Investor Standstill Termination Event," the relevant agreement that would have otherwise resulted in a Change of Control of the Company has been terminated without a Change of Control of the Company having occurred and subsequent to the occurrence of such Investor Standstill Termination Event but prior to the termination of such agreement
     (x) the Restricted Parties have not acquired actual ownership of Voting Stock of the Company representing in the aggregate a majority of the Total Current Voting Power of the Company, and (y) no Restricted Party has commenced an Investor Tender Offer. Notwithstanding the foregoing, an Investor Standstill Reinstatement Event will not occur if prior to the occurrence of the event specified in clause (a), (b) or (c) above that would otherwise result in an Investor Standstill Reinstatement Event, another Investor Standstill Termination Event occurs for which there has not been a related Investor Standstill Reinstatement Event.

          "Investor Standstill Revised Limit" shall mean the percentage of the
           ---------------------------------
     Outstanding Company Common Stock Beneficially Owned by the Restricted Parties as of the date the Investor receives written notice from the Company of the occurrence of an Investor Standstill Reinstatement Event.

          "Investor Standstill Termination Event" shall mean the earliest to
           -------------------------------------
     occur of the following: (i) the fifth anniversary of the Effective Time,
     (ii) the date the Company enters into an agreement relating to a transaction that if consummated will result in a Change of Control of the Company, (iii) a Third Party Tender Offer for the Company, (iv) any Change of Control of the Company or (v) a reduction in the Restricted Parties' aggregate Beneficial Ownership of Voting Stock of the Company to less than 10% of the Total Current Voting Power of all outstanding Voting Stock of the Company; provided, that the Investor Standstill Period will be
                  --------
     immediately reinstated upon the occurrence of an Investor Standstill Reinstatement Event.

          "Investor Tender Offer" shall mean a bona fide public tender offer
           ---------------------
     subject to the provisions of Regulation 14D under the Exchange Act, by a Restricted Party (or any 13D Group that includes a Restricted Party) to purchase or exchange for cash or other consideration all of the Outstanding Company Common Stock (other than Common Stock owned by Restricted Parties or any Affiliate of a Restricted Party) and which has a minimum condition of such number of shares of Common Stock that would result in the Restricted Parties Beneficially Owning not less than 51% of the shares of Outstanding Company Common Stock on a fully-diluted basis (including all shares of Common Stock issuable upon exercise of any option, warrant or other right to acquire Common Stock, whether or not then exercisable).

          "Liabilities" means, as to any person or entity, all debts,
           -----------
     liabilities and obligations, direct, indirect, absolute or contingent of such person or entity, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such person or entity's balance sheets or other books and records.

          "Losses and Expenses" shall have the meaning set forth in Section
           -------------------
     3.3(a)

          "Merger Agreement" shall mean the Agreement and Plan of Merger, dated
           ----------------
     September 27, 2000 among the Company, the Investor, Exodus Acquisition Corp., Global Crossing North America, Inc., GlobalCenter Holding Co. and GlobalCenter Inc., as such agreement may be amended, supplemented or otherwise modified from time to time.

          "Notice Period" shall have the meaning set forth in Section 3.3(b).
           -------------

          "Outstanding Company Common Stock" shall mean, at any time, the total
           --------------------------------
     number of shares of outstanding Common Stock at such time.

          "Person" shall mean an individual, corporation, unincorporated
           ------
     association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

          "Registration Rights Agreement" shall mean the Registration Rights
           -----------------------------
     Agreement dated as of the date hereof between the Company and the Investor, as it may be amended, supplemented or otherwise modified from time to time.

          "Representatives" shall mean, with respect to any Person, such
           ---------------
     Person's directors, officers, employees, agents and other representatives acting in such capacity.

          "Restricted Parties" shall mean each of the Investor, Global Crossing
           ------------------
     and their respective Subsidiaries.

          "SEC" shall mean the United States Securities and Exchange Commission.
           ---

          "Securities Act" shall mean the Securities Act of 1933, as amended,
           --------------
     and the rules and regulations promulgated thereunder.

          "Subsidiary" shall mean, as to any Person, a corporation, partnership,
           ----------
     limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by such Person.

          "Third Party Tender Offer" shall mean a bona fide public offer subject
           ------------------------
     to the provisions of Regulation 14D under the Exchange Act, by a Person (which is not made by and does not include any of a Restricted Party or any Affiliate of any of them or any 13D Group that includes a Restricted Party or any Affiliate of them) to purchase or exchange for cash or other consideration any Voting Stock of the Company and which consists of an offer to acquire 30% or more of the then Total Current Voting Power of the Company, as the case may be.

          "13D Group" means any "group" (within the meaning of Section 13(d) of
           ---------
     the Exchange Act) formed for the purpose of acquiring, holding, voting or disposing of Voting Stock of the Company.

          "Total Current Voting Power" shall mean, with respect to any
           --------------------------
     corporation, the total number of votes which may be cast in the election of members of the board of directors of the corporation if all securities entitled to vote in the election of such directors (excluding shares of preferred stock that are entitled to elect directors only upon the occurrence of customary events of default) are present and voted.

          "Transfer" shall have the meaning set forth in Section 4.2.
           --------

          "Voting Stock" shall mean, with respect to a Person, shares of common
           ------------
     stock and any other securities of such Person having the ordinary power to vote in the election of members of the board of directors of such Person.

                                  ARTICLE II

                         CORPORATE GOVERNANCE; VOTING

          Section 2.1  Board of Directors.
                       ------------------

          (a) At the Effective Time the Company shall appoint one designee of the Investor as a director. Subject to Section 2.1(d), in connection with each election of directors of the Company on and after the Effective Time, the Investor shall have the right to designate for election to the board of directors of the Company one nominee (the "Designee"), provided that the person designated as the Designee will be subject to approval by the board of directors of the Company and the governance or other nominating committee thereof, which approval will not be withheld unless, based on advice of counsel, such approval would be inconsistent with the fiduciary duties of the members of the board of directors of the Company. The Designee elected or appointed to the board of directors of the Company shall continue to serve as a director of the Company until the next election of directors.

          (b) For so long as the Investor is entitled to designate a nominee for election as a director pursuant to this Section 2.1, in connection with each election of directors the Company shall nominate the Designee for election as a director as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the highest level of support for the election of the Designee as it provides to any other person standing for election as a director of the Company as part of the Company's management slate.

          (c) Subject to applicable law, in the event that the Designee on the board of directors of the Company shall cease to serve as a director for any reason (other than the failure of the shareholders of the Company to elect such person as director), the Investor shall have the right to appoint another Designee to fill the vacancy resulting therefrom.

          (d) The rights of the Investor pursuant to this Section 2.1 shall terminate if at any time the Restricted Parties Beneficially Own in the aggregate less than 10% of the Total Current Voting Power of the Company, and the Designee shall resign from the board of directors of the Company, upon request by the board of directors of the Company at any time after the Restricted Parties Beneficially Own in the aggregate less than 10% of the Total Current Voting Power of the Company.

          Section 2.2  Executive Committee. As long as the Investor has the
                       -------------------
right to designate a nominee to the board of directors of the Company, if the Company forms an executive committee (or a committee having substantially all the general powers normally held by the board of directors of a company), such committee shall at all times include the Designee of the Investor.

          Section 2.3  Reimbursement of Expenses; Attendance at Board Meetings;
                       --------------------------------------------------------
Indemnification. The Company will reimburse each Designee that serves as a
---------------
director for his or her costs and expenses (including travel expenses) incurred in connection with such director's attendance at meetings of the Board or any committee of the Board upon which such director serves if and to the same extent as the other non-management directors of the Company. The Company shall indemnify each Designee to the same extent it indemnifies its other directors pursuant to its organizational documents and applicable law.

          Section 2.4  Voting. During the Investor Standstill Period (and during
                       ------
the Investor Standstill Period only), the Investor and all Restricted Parties shall vote (or execute a written consent in lieu of) in each shareholder vote (or written consent in lieu of) in all matters submitted to a shareholder vote, at the election of the Investor or such Restricted Party either (x) in the manner recommended by the board of directors of the Company (including the management slate of nominees for election of directors) or (y) in the same proportion as all votes cast by Disinterested Shareholders; provided, that this
                                                            --------
Section 2.4 shall not apply to any shareholder vote relating to a Change of Control of the Company or a proposed Change of Control of the Company (including, without limitation, any transaction that would result in a Change of Control of the Company) and the Investor and all other Restricted Parties shall have the right to vote in their discretion on such matters.

                                  ARTICLE III

                                   COVENANTS

          Section 3.1  Section 203 of the DGCL. In accordance with Section 203
                       -----------------------
of the DGCL ("Section 203"), the board of directors of the Company, prior to the execution of the Merger Agreement, approved (i) the execution and delivery by the Company of the Merger Agreement and the consummation of the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement and (ii) any transaction that results in any "affiliate" (as defined in Section 203) or "associate" (as defined in Section 203) of the Investor becoming an "interested stockholder" (as defined in Section 203) by virtue of the Investor or its affiliate or associate owning any shares of the Company acquired pursuant to the Merger Agreement or after the Effective Time in compliance with this Agreement. Accordingly, the ownership by the Investor, its affiliates and its associates of shares of the Company acquired pursuant to the Merger Agreement or after the Effective Time in compliance with this Agreement will not result in the provisions of Section 203 applicable to a "business combination" (as defined in Section 203) between such persons (or their affiliates or associates) and the Company.

          Section 3.2  Company Rights Agreement. At or before the Effective
                       ------------------------
Time, the Company shall have amended the Exodus Rights Plan to provide for a triggering threshold with respect to the beneficial ownership by the Restricted Parties of Company Common Stock substantially as set forth in the form of Amendment No. 2 to the Rights Agreement attached as an exhibit to the Merger Agreement. So long as the Restricted Parties Beneficially Own 10% or more of the Outstanding Company Common Stock, the Company shall not amend the Exodus Rights Plan, adopt any stockholder rights plan, amend any of its organizational documents, adopt any other plan or arrangement or take any other action that would impose additional limitations on (including, without limitation, any adverse consequences resulting from) any of the Restricted

Parties' acquiring additional shares of Voting Stock of the Company or taking any actions specified in Section 4.1 hereof beyond the limitations imposed at the Effective Time pursuant to this Agreement or the Exodus Rights Plan; provided, that in the event that the Investor Standstill Limit is reduced
--------
pursuant to Section 4.3, then a corresponding amendment may be made to the Exodus Rights Plan.

          Section 3.3  Indemnification.
                       ---------------

          (a) The Company shall indemnify and hold harmless (x) each Restricted Party and each of their respective Affiliates and any controlling person of any of the foregoing, (y) each of the foregoing's respective directors, officers, employees and agents and (z) each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this Agreement) (collectively, "Losses and Expenses"), suffered or incurred by any such indemnified person or entity to the extent arising from, relating to or otherwise in respect of, any governmental or other third party claim against such indemnified person that arises from, relates to or is otherwise in respect of (x) any such Person being deemed to be a controlling person of the Company or any of its Subsidiaries for purposes of federal, state or other securities law or (y) any act or omission of the Company or its Subsidiaries (except, in either case, to the extent such Losses and Expenses arise from the acts or omissions of such Restricted Party or its Affiliates). Notwithstanding the foregoing, Losses and Expenses shall not include any special or consequential damages except to the extent such special or consequential damages are part of any governmental or other third party claims against the indemnified party. The indemnification provided by the Company pursuant to this Section 3.3 is separate from and in addition to any other indemnification by the Company to which the indemnified person may be entitled.

          (b) With respect to third-party claims, all claims for indemnification by an indemnified person (an "Indemnified Party") hereunder shall be asserted and resolved as set forth in this Section 3.3. In the event that any written claim or demand for which the Company would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly notify the Company in writing of such claim or demand (the "Claim Notice"), provided that the failure to promptly provide a Claim Notice will not affect an Indemnified Party's right to indemnification except to the extent such failure materially prejudices the Company. The Company shall have twenty (20) days from the date of receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Company disputes the liability of the Company to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Company in defending such claim or demand shall be a liability of, and shall be paid by, the Company. Except as hereinafter provided, in the event that the Company notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Company shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense; provided, however, that (A) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Company and of the Indemnified Party in conducting the defense of such claim or that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Company, then counsel for the Indemnified Party shall be entitled to conduct the defense at the expense of the Company to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnified Party and (B) in any event, the Indemnified Party shall be entitled at its cost and expense to have counsel chosen by such Indemnified Party participate in, but not conduct, the defense. The Indemnified Party shall not settle a claim or demand without the consent of the Company. The Company shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand. If the Company elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Company hereunder. The Indemnified Party and Company shall each render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

          (c) If the indemnification provided for in this Section 3.3 is unavailable or insufficient to hold harmless an Indemnified Party under this
Section 3.3, then the Company, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of the Losses and Expenses referred to in this Section 3.3: (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Indemnified Party from the matter giving rise to indemnification hereunder or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Indemnified Party in connection with the matter that resulted in such Losses and Expenses, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the matter giving rise to such Losses and Expenses.

          (d) The parties agree that it would not be just and equitable if contributions pursuant to Section 3.3(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the first sentence of Section 3.3(c). The amount paid by any indemnified party as a result of the losses, claims, damages or liabilities, or actions in respect thereof, referred to in the first sentence of Section 3.3(c) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigation, preparing to defend or defending against any claim which is the subject of Section 3.3.

                                  ARTICLE IV

                             STANDSTILL AGREEMENTS

          Section 4.1  Standstill Agreement of the Investor.
                       ------------------------------------

          (a) During the Investor Standstill Period (and during the Investor Standstill Period only), no Restricted Party will, directly or indirectly, nor will it authorize or direct any of its Representatives to, in each case unless specifically requested to do so in writing in advance by the board of directors of the Company:

               (i) offer, seek or propose to acquire, ownership of any assets or businesses of the Company or any of its Subsidiaries having a fair market value in excess of 10% of the fair market value of all of the Company's and its Subsidiaries' assets, or any rights or options to acquire any such ownership (including from a third party);

               (ii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, Beneficial Ownership of any Voting Stock of the Company or any of its Subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such Voting Stock of the Company; provided,
                                                                  --------
     however, that the Restricted Parties may acquire or agree, offer, seek or
     -------
     propose to acquire, or cause to be acquired, shares of Voting Stock of the Company or options, warrants or other rights (or any convertible or exchangeable securities) to acquire any such Voting Stock of the Company if such acquisition would not increase the Restricted Parties' aggregate Beneficial Ownership of shares of Voting Stock of the Company to more than the Investor Standstill Limit;

               (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company or any of its Subsidiaries; provided, that the limitation contained in this clause (iii) shall not apply to any proposal relating to a Change of Control of the Company to be voted on by the Company's shareholders that is not instituted or proposed by any Restricted Party or any Affiliate of a Restricted Party or any 13D Group of which any Restricted Party or any Affiliate of a Restricted Party is a member;

               (iv) deposit any securities of the Company or any of its Subsidiaries in a voting trust or subject any such securities to any arrangement or agreement with any Person (other than one or more Restricted Parties);

               (v) form, join, or in any way become a member of a 13D Group with respect to any voting securities of the Company or any of its Subsidiaries (other than a "group" consisting solely of Restricted Parties);

               (vi) seek to propose or propose, whether alone or in concert with others, any tender offer, exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving the Company or any of its Subsidiaries;

               (vii) nominate any person as a director of the Company who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company; provided that the Investor
                                                    --------
     may nominate a director in accordance with Section 2.1;

               (viii) solicit, initiate, encourage or knowingly or intentionally facilitate the taking of any action by any Affiliate of a Restricted Party (that is not itself a Restricted Party) that would be prohibited by this
     Section 4.1 if that Affiliate were a Restricted Party; or

               (ix) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.

          (b) In addition, during the Investor Standstill Period (and only during the Investor Standstill Period), no Restricted Party will, nor will they authorize or direct any of their respective Representatives to, take any action that could require the Company to make a public announcement regarding any of the matters prohibited by Section 4.1(a).

          (c) If, at any time during the Investor Standstill Period, (i) any Person other than a Restricted Party or any Affiliate thereof or any 13D Group of which any Restricted Party is a member has made any inquiry, proposal or offer relating to a Change of Control of the Company which has not been rejected by the Company's board of directors or (ii) the Company's board of directors has determined to pursue a potential Change of Control of the Company (or a transaction of the type that, if consummated, would result in a Change of Control of the Company) and such board of directors has not determined to stop pursuing such Change of Control of the Company, then, for so long as such condition continues to apply, the limitation on the actions described in clauses
(a)(ii), (a)(iii) and (a)(vi) above shall not be applicable to the Restricted Parties (but all other provisions of this Agreement will, subject to Section 4.1(d), continue to apply). If, at any time during the Investor Standstill Period, the board of directors of the Company has engaged in any discussions or negotiations with, or provided any information to, any Person other than a Restricted Party or any Affiliate thereof or any 13D Group of which any Restricted Party is a member with respect to a potential Change of Control of the Company (or a transaction of the type that, if consummated, would result in a Change of Control of the Company) and the board of directors of the Company has not determined to terminate all such discussions, negotiations and provision of information, then, for so long as such condition continues to apply, the Investor may make a private offer to effect a Change of Control of the Company to the board of directors of the Company that the Investor does not publicly disclose (but the Investor shall remain subject to all other provisions of this Agreement, subject to Section 4.1(d)).

          (d) Anything in this Section 4.1 to the contrary notwithstanding, this Section 4.1 shall not prohibit or restrict any of the following: (x) actions taken by the Investor's Designee on the board of directors of the Company in such capacity, (y) the voting of the Restricted Parties' Voting Stock in accordance with Section 2.4 or (z) any disclosure pursuant to

Section 13(d) of the Exchange Act which a Restricted Party reasonably believes, based on the advice of outside counsel, is required in connection with any action taken by a Restricted Party pursuant to Section 4.1(c).

          Section 4.2  Transfer Restrictions.
                       ---------------------

          (a) The Restricted Parties shall not, directly or indirectly sell, transfer or otherwise dispose of (collectively, "Transfer") any shares of Common
                                                 --------
Stock Beneficially Owned by such Persons during the period beginning at the Effective Time and ending on the one year anniversary of the Effective Time, except for Transfers: (i) to Restricted Parties that deliver a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming that they are subject to the obligations under this Agreement, (ii) which have been consented to in writing by the Company, (iii) pursuant to a Third Party Tender Offer that (A) is recommended by the board of directors of the Company or (B) is not effectively prohibited from closing pursuant to the Exodus Rights Plan or any successor rights plan (whether or not no such rights plan is in effect, the rights thereunder have been redeemed, a court of competent jurisdiction has declared such rights plan invalid or otherwise), (iv) pursuant to a merger, consolidation or reorganization to which the Company is a party, or (v) pursuant to bona fide "cashless collar" hedging or similar transactions or other hedging transactions pursuant to which the Restricted Party maintains a meaningful interest in any increase in value of the underlying securities with or arranged or placed or underwritten by nationally recognized investment banking firms or other nationally recognized financial institutions ("Permitted Hedges"), provided that (x) Permitted Hedges under this
               ----------------    --------
Section 4.2(a) may be effected only after the expiration of six months after the Effective Time and, if effected at a time when a Designee of the Investor serves as a member of the board of directors of the Company, or within 90 days after the Investor ceases to have a Designee serving on the board of directors of the Company, only during the window periods during which trading by the Company's directors and officers is otherwise permitted, and (y) the number of shares hedged, together with the number of shares hedged within the three preceding months, shall not exceed 1% of the shares of Common Stock outstanding as shown on the most recent report or statement published by the Company.

          (b) The Restricted Parties shall not Transfer any shares of Common Stock Beneficially Owned by such Persons during the period beginning on the one year anniversary of the Effective Time and ending on the five year anniversary of the Effective Time, except for Transfers: (i) to Restricted Parties that deliver a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming that they are subject to the obligations under this Agreement, (ii) which have been consented to in writing by the Company, (iii) pursuant to a Third Party Tender Offer that (A) is recommended by the board of directors of the Company or (B) is not effectively prohibited from closing pursuant to the Exodus Rights Plan or any successor rights plan (whether or not no such rights plan is in effect, the rights thereunder have been redeemed, a court of competent jurisdiction has declared such rights plan invalid or otherwise), (iv) pursuant to a merger, consolidation or reorganization to which the Company is a party, (v) in a bona fide underwritten public offering or other sale pursuant to the exercise of rights granted in the Registration Rights Agreement, (vi) pursuant to Rule 144 of the Securities Act or pursuant to a privately negotiated transaction or (vii) pursuant to Permitted Hedges; provided that any Transfers made pursuant to clause (vi) or (vii) at a
        --------
time when a Designee of the Investor serves as a member of the board of directors of the Company, or within

90 days after the Investor ceases to have a Designee serving on the board of directors of the Company, may be made only during the window periods during which trading by the Company's directors and officers is otherwise permitted; provided, further, that, in the case of any Transfer pursuant to clause (v) or
--------  -------
(vi), such Transfer does not result in, to the knowledge of the Restricted Parties after reasonable inquiry, any other Person acquiring, after giving effect to such Transfer, Beneficial Ownership, individually or in the aggregate with such Person's Affiliates, of more than 5% of the Total Current Voting Power of the Company; provided, further, that, following the three year anniversary of
                --------  -------
the Effective Time, the obligations of the Investor under this Section 4.2(b) shall terminate immediately at such time as the Restricted Parties hold less than 10% of the Total Current Voting Power of the Company.

          (c) Each Restricted Party understands and acknowledges that the shares of Common Stock issued to the Investor pursuant to the Merger Agreement are "restricted securities" within the meaning of the federal securities laws. If any Restricted Party decides to dispose of any of the Common Stock, each Restricted Party understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, and only in compliance with all other securities laws, including restrictions imposed by law on trading while in the possession of material non-public information. Each Restricted Party agrees to the imprinting, so long as appropriate, of substantially the following legends on certificates representing any of the securities referenced in the preceding sentence:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER AGREEMENT, DATED AS OF SEPTEMBER 28, 2000, AMONG THE COMPANY, GLOBAL CROSSING LTD. AND GLOBAL CROSSING GLOBALCENTER HOLDINGS INC.

          The legend set forth above shall be removed if and when (i) the securities represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or (ii) the Investor delivers to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legends are no longer necessary.

          Section 4.3  Adjustments to Investor Standstill Limit. In the event
                       ----------------------------------------
that a Restricted Party Transfers legal and beneficial ownership of any Voting Stock of the Company the effect of which Transfer is that the percentage of Beneficial Ownership by Restricted Parties of the Total Current Voting Power of the Company (such percentage plus 1%, the "Investor Downward Revised
                                           -------------------------
Percentage") is less than the Investor Standstill Limit in effect at such time,
----------
then the Investor Downward Revised Percentage shall thereafter be deemed to be the Investor

Standstill Limit (unless and until further adjusted in accordance with this Agreement). The Company will promptly provide the Investor with a certificate setting forth the Investor Downward Revised Percentage and the calculation thereof.

          Section 4.4  Certain Permitted Transactions and Communications.
                       -------------------------------------------------
Notwithstanding the foregoing, this Agreement shall not prohibit (i) the acquisition or holding of securities or rights in the ordinary course of business by any employee benefit plan whose trustees, investment managers or similar advisors are not Affiliates of any Restricted Party, (ii) the consummation of any transaction expressly provided for in the Merger Agreement or (iii) officers and employees of the Restricted Parties from communicating with officers of the Company or its Affiliates on matters related to or governed by the Merger Agreement or other operational matters, or the Restricted Parties from communicating with the board of directors of the Company, the Chairman of such board of directors, the Chief Executive Officer or the Chief Financial Officer of the Company, so long as such communication is conveyed in confidence, does not require public disclosure by the Restricted Parties or by the Company, and is not intended to (A) elicit, and, in the reasonable belief of the Restricted Party making such communication, does not require the issuance of, a public response by the Company or (B) otherwise circumvent the provisions of
Section 4.2.

          Section 4.5  Certain Actions Deemed Transfers. Any direct or indirect
                       --------------------------------
sale or other transfer by a Restricted Party of a Person that owns Voting Stock of the Company shall be deemed a Transfer of the Voting Stock held by such Person unless such transfer (together with any related transfers by other Restricted Parties) consists of the direct or indirect sale or other transfer
(x) a majority of the consolidated assets of Global Crossing (whether effected pursuant to a stock or asset sale) measured by value or (y) all or substantially all of the North American operations of Global Crossing. In the event of any deemed Transfer described in clause (x) or (y) of this Section 4.5 involving the deemed Transfer of more than 15% of the Outstanding Company Common Stock, then the Company shall take all necessary action to amend the Exodus Rights Plan (or any successor rights plan) to provide that the provisions thereof currently applicable to Global Crossing shall thereafter be applicable to the holder of the Common Stock deemed Transferred (and that such provisions shall no longer be applicable to Global Crossing).

          Section 4.6  No Other Transfer Restrictions. The restrictions on
                       ------------------------------
transfer contained in this Article IV shall be the only transfer restrictions imposed by the Company on the transfer of Common Stock held by Restricted Parties and the rights to transfer Common Stock granted to the Restricted Parties hereunder shall not be modified by any internal policies or procedures of the Company.

                                   ARTICLE V

                                 Miscellaneous

          Section 5.1  Notices. All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

          (a)  if to Company, to:

               Exodus Communications, Inc.
               2831 Mission College Blvd.
               Attention:  General Counsel
               Facsimile No.:  (408) 346-2201

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, CA 94306
               Attention:  David W. Healy
               Facsimile No.:  (650) 496-1417

          (b)  if to the Investor, to:

               Global Crossing Ltd.
               360 N. Crescent Drive
               Beverly Hills, CA 90210
               Attention:  General Counsel
               Facsimile No.:  (310) 385-3700

               with a copy to:

               Simpson Thacher & Bartlett
               3373 Hillview Avenue
               Suite 250
               Palo Alto, CA 94304
               Attention:  Richard Capelouto
               Facsimile No.:  (650) 251-5002

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

          Section 5.2  Entire Agreement; Amendment. This Agreement sets forth
                       ---------------------------
the entire agreement between the parties hereto with respect to the matters subject to this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

          Section 5.3  Severability. In the event that any one or more of the
                       ------------
provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          Section 5.4  Counterparts. This Agreement may be executed in one or
                       ------------
more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

          Section 5.5  Governing Law; Jurisdiction; Waiver of Jury. This
                       -------------------------------------------
Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. Each party hereby submits to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in any matter based upon or arising out of this Agreement or the matters contemplated herein. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

          Section 5.6  Successors and Assigns; Third Party Beneficiaries. The
                       -------------------------------------------------
Investor and any other Restricted Party may not assign any of its rights or delegate any of its duties under this Agreement; provided that the Investor may
                                                 --------
assign its rights under this Agreement to another Restricted Party that confirms in writing that it is bound by the terms of this Agreement. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor. Any purported assignment in violation of this Section shall be void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Restricted Parties (who shall be third party beneficiaries of this Agreement entitled to the benefit of, and to enforce, its terms) and the Company and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Restricted Parties and the Company and their respective successors, and for the benefit of no other Person. No purchaser of Common Stock from a Restricted Party in accordance with the terms of this Agreement (other than another Restricted Party) shall be deemed to be a successor or assignee by reason merely of such purchase. For the avoidance of doubt, the parties agree that no parent entity of Global Crossing shall be deemed to be a Restricted Party for any purposes hereunder.

          Section 5.7  Global Crossing. Global Crossing and each other
                       ---------------
Restricted Party shall cause all of its Subsidiaries to comply with the terms of this Agreement.

          Section 5.8  Effectiveness of Agreement; Termination. This Agreement
                       ---------------------------------------
shall not become effective until the Effective Time, at which time this Agreement shall take full force and effect. If the Effective Time does not occur prior to the termination of the Merger Agreement in accordance with its terms, then this Agreement shall terminate and be of no force and effect immediately upon termination of the Merger Agreement.

          Section 5.9  Specific Performance. The parties hereto agree that
                       --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

          Section 5.10  Headings, Captions and Table of Contents. The section
                        ----------------------------------------
headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized Representatives, all as of the date first above written.


                                        EXODUS COMMUNICATIONS, INC.

                                           /s/ Ellen M. Hancock
                                        By:__________________________________
                                           Ellen M. Hancock
                                           Chief Executive Officer and Chairman


                                        GLOBAL CROSSING LTD.

                                           /s/ Leo J. Hindery, Jr.
                                        By:__________________________________
                                           Leo J. Hindery, Jr.
                                           Chief Executive Officer


                                        GLOBAL CROSSING GLOBALCENTER HOLDINGS
                                        INC.

                                           /s/ Leo J. Hindery, Jr.
                                        By:__________________________________
                                           Chief Executive Officer